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                                                                      EXHIBIT 10
PROVIDENCE ENERGY CORPORATION
EMPLOYMENT AGREEMENT

This EMPLOYMENT AGREEMENT is made, entered into, and is effective as of this 13th day of March, 1998 (hereinafter referred to as the "Effective Date"), by and between Providence Energy Corporation, together with its subsidiaries and affiliates (hereinafter referred to as the "Company"), a Rhode Island corporation having its principal offices at Providence Rhode Island and JAMES
A. GRASSO (hereinafter referred to as the "Executive").

WHEREAS, the Executive is presently employed by the Company in the capacity of VICE PRESIDENT OF THE COMPANY;

WHEREAS, the Executive possesses considerable experience and an intimate knowledge of the business and affairs of the Company, its policies, methods, personnel, and operations; and

WHEREAS, the Company recognizes that the Executive's contribution has been substantial and meritorious and, as such, the Executive has demonstrated unique qualifications to act in an executive capacity for the Company; and

WHEREAS, the Company is desirous of encouraging the full attention by the Executive to his duties in his capacity aforesaid and wishes to make provisions for certain protections of the Executive in the event of the termination of his employment under specified conditions.

NOW THEREFORE, in consideration of the foregoing and of the mutual covenants and agreements of the parties set forth in this Agreement, and of other good and valuable consideration the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound, agree as follows:

SECTION 1 TERMINATION FOR GOOD REASON. At any time during the six (6) full calendar month period prior to the effective date of a Change in Control (as defined in Section 2.2) or the twenty four (24) month period following the effective date of a Change in Control (as defined in Section 2.2), the Executive may terminate this Agreement for Good Reason (as defined below) by giving the Board of Directors of the Company thirty (30) calendar days written notice of intent to terminate, which

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notice sets forth in reasonable detail the facts and circumstances claimed to provide a basis for such termination.

Upon the expiration of the thirty (30) day notice period, the Good Reason termination shall become effective, and the Company shall pay and provide to the Executive the benefits set forth in in Section 2.1 herein.

Good Reason shall mean, without the Executive's express written consent, the occurrence of any one or more of the following:

(a) The assignment of the Executive to duties materially inconsistent with the Executive's authorities, duties, responsibilities, and status as an officer of the Company, or a reduction or alteration in the nature or status of the Executive's authorities, duties, or responsibilities from those in effect during the immediately preceding fiscal year;

(b) The Company's requiring the Executive to be based at a location which is at least fifty (50) miles further from the Executive's current primary residence than is such residence from the Company's current headquarters, except for required travel on the Company's business to an extent substantially consistent with the Executive's business obligations as of the Effective Date;

(c) A reduction by the Company in the Executive's Base Salary as in effect on the Effective Date, which Base Salary is One Hundred Thirty Thousand Dollars ($130,000.00) as of the Effective Date, or a reduction from any subsequent increase to the Base Salary as of the Effective Date;

(d) A material reduction in the Executive's level of participation in any of the Company's short- and/or long-term incentive compensation plans, or employee benefit or retirement plans, policies, practices, or arrangements in which the Executive participates as of the Effective Date; provided, however, that reductions in the levels of participation in any such plans shall not be deemed to be "Good Reason" if the Executive's reduced level of participation in each such program remains substantially consistent with the average level of participation of other executives who have positions commensurate with the Executive's position; or

(e) The failure of the Company to obtain a satisfactory agreement from any successor to the Company to assume and agree to perform this Agreement,

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      as contemplated in Section 5.1 herein.

Upon a termination for Good Reason within the six (6) full calendar month period prior to the effective date of a Change in Control, or within the twenty-four
(24) months following the effective date of a Change in Control, the Executive shall be entitled to receive the payments and benefits set forth in Section 2.1 herein.

The Executive's right to terminate employment for Good Reason shall not be affected by the Executive's incapacity due to physical or mental illness. The Executive's continued employment shall not constitute consent to, or a waiver of rights with respect to, any circumstance constituting Good Reason herein.

SECTION 2
CHANGE IN CONTROL

2.1 EMPLOYMENT TERMINATIONS IN CONNECTION WITH A CHANGE IN CONTROL. In the event of a Qualifying Termination (as defined below) within six (6) full calendar months prior to the effective date of a Change in Control, or within twenty-four (24) months following the effective date of a Change in Control, then in lieu of all other benefits provided to the Executive under the provisions of this Agreement, the Company shall pay to the Executive in a lump sum payment and provide him with the following severance benefits (hereinafter referred to as the "Severance Benefits"):

(a) An amount equal to two (2) times the highest rate of the Executive's annualized Base Salary rate in effect at any time up to and including the effective date of termination;

(b) An amount equal to two (2) times the Executive's target incentive award (both cash and long-term) established for the fiscal year in which the Executive's effective date of termination occurs;

(c) An amount equal to the Executive's unpaid Base Salary and accrued vacation pay through the effective date of termination;

(d) An amount equal to the Executive's unpaid targeted annual bonus, established for the plan year in which the Executive's effective date of termination occurs, multiplied by a fraction, the numerator of which is the number of completed days in the thenexisting fiscal year through the effective date of termination, and the denominator of which is three hundred sixtyfive (365);

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(e)   A continuation of the welfare benefits of medical insurance, dental insurance, and group term life insurance for two (2) full years after the effective date of termination. These benefits shall be provided to the Executive at the same premium cost, and at the same coverage level, as in effect as of the Executive's effective date of termination. However, in the event the premium cost and/or level of coverage shall change for all employees of the Company, the cost and/or coverage level, likewise, shall change for the Executive in a corresponding manner.

      The continuation of these welfare benefits shall be discontinued prior to the end of the two (2) year period in the event the Executive has available substantially similar benefits from a subsequent employer, as determined by the Company's Board of Directors or the Board's designee.

(f) A lump-sum cash payment of the actuarial present value equivalent of the aggregate benefits accrued by the Executive as of the effective date of termination under the terms of any and all supplemental retirement plans in which the Executive participates. For purposes of determining "final average pay" under such programs, the Executive's actual pay history as of the effective date of termination shall be used.

For purposes of this Section 2, a Qualifying Termination shall mean any termination of the Executive's employment OTHER THAN: (1) by the Company for Cause ; (2) by reason of death, Disability, or Retirement (as such term is then defined in the Company's tax qualified defined benefit retirement plan; [provided that a termination which qualifies as a Retirement and which would otherwise qualify as a termination for Good Reason under Section 1 herein will be deemed to be a Qualifying Termination)].

2.2 DEFINITION OF "CHANGE IN CONTROL." A Change in Control of the Company shall be deemed to have occurred as of the first day any one or more of the following conditions shall have been satisfied:

(a) Any individual, corporation (other than the Company), partnership, trust, association, pool, syndicate, or any other entity or any group of persons acting in concert becomes the beneficial owner, as that concept is defined in Rule 13d-3 promulgated by the Securities and Exchange Commission under the Securities Exchange Act of 1934, of securities of the Company

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      possessing twenty percent (20%) or more of the voting power for the election of directors of the Company;

(b) There shall be consummated any consolidation, merger, or other business combination involving the Company or the securities of the Company in which holders of voting securities of the Company immediately prior to such consummation own, as a group, immediately after such consummation, voting securities of the Company (or, if the Company does not survive such transaction, voting securities of the corporation surviving such transaction) having less than sixty percent (60%) of the total voting power in an election of directors of the Company (or such other surviving corporation);

(c) During any period of two (2) consecutive years, individuals who at the beginning of such period constitute the directors of the Company cease for any reason to constitute at least a majority thereof unless the election, or the nomination for election by the Company's shareholders, of each new director of the Company was approved by a vote of at least two-thirds (2/3) of the directors of the Company then still in office who were directors of the Company at the beginning of any such period; or

(d) There shall be consummated any sale, lease, exchange, or other transfer (in one transaction or a series of related transactions) of all, or substantially all, of the assets of the Company (on a consolidated basis) to a party which is not controlled by or under common control with the Company.

2.3 EXCISE TAX EQUALIZATION PAYMENT. In the event that the Executive becomes entitled to Severance Benefits or any other payment or benefit under this Plan, or under any other agreement with or plan of the Company (in the aggregate, the "Total Payments"), if any of the Total Payments will be subject to the tax (the "Excise Tax") imposed by Section 4999 of the Code (or any similar tax that may hereafter be imposed), the Company shall pay to the Executive in cash an additional amount (the "Gross-Up Payment") such that the net amount retained by the Executive after deduction of any Excise Tax upon the Total Payments and any Federal, state and local income tax and Excise Tax upon the Gross-Up Payment provided for by this Section 7.3 (including FICA and FUTA), shall be equal to the Total Payments. Such payment shall be made by the Company to the Executive as soon as practical following the effective date of termination, but in no event beyond thirty (30) days from such date.


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2.4  TAX COMPUTATION. For purposes of determining whether any of the Total
Payments will be subject to the Excise Tax and the amounts of such Excise Tax:

(a) Any other payments or benefits received or to be received by the Executive in connection with a Change in Control of the Company or the Executive's termination of employment (whether pursuant to the terms of this Plan or any other plan, arrangement, or agreement with the Company, or with any person (which shall have the meaning set forth in Section 3(a)(9) of the Securities Exchange Act of 1934, including a "group" as defined in Section 13(d) therein) whose actions result in a Change in Control of the Company or any person affiliated with the Company or such persons) shall be treated as "parachute payments" within the meaning of Section 280G(b)(2) of the Code, and all "excess parachute payments" within the meaning of
      Section 280G(b)(1) shall be treated as subject to the Excise Tax, unless in the opinion of tax counsel as supported by the Company's independent auditors and acceptable to the Executive, such other payments or benefits (in whole or in part) do not constitute parachute payments, or unless such excess parachute payments (in whole or in part) represent reasonable compensation for services actually rendered within the meaning of Section 280G(b)(4) of the Code in excess of the base amount within the meaning of
      Section 280G(b)(3) of the Code, or are otherwise not subject to the Excise Tax;

(b) The amount of the Total Payments which shall be treated as subject to the Excise Tax shall be equal to the lesser of: (i) the total amount of the Total Payments; or (ii) the amount of excess parachute payments within the meaning of Section 280G(b)(1) (after applying clause (a) above); and

(c) The value of any noncash benefits or any deferred payment or benefit shall be determined by the Company's independent auditors in accordance with the principles of Sections 280G(d)(3) and (4) of the Code.

For purposes of determining the amount of the Gross-Up Payment, the Executive shall be deemed to pay federal income taxes at the highest marginal rate of Federal income taxation in the calendar year in which the Gross-Up Payment is to be made, and state and local income taxes at the highest marginal rate of taxation in the state and locality of the Executive's residence on the effective date of termination, net of the maximum reduction in federal income taxes which could be obtained from deduction of such state and local taxes.

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2.5  SUBSEQUENT RECALCULATION. In the event the Internal Revenue Service adjusts the computation of the Company under Section 2.4 herein so that the Executive did not receive the greatest net benefit, the Company shall reimburse the Executive for the full amount necessary to make the Executive whole, plus a market rate of interest, as determined by the Committee.

2.6 PAYMENT OF LEGAL FEES. To the extent permitted by law, the Company shall pay all legal fees, costs of litigation, prejudgment interest, and other expenses incurred in good faith by the Executive as a result of the Company's refusal to provide the severance benefits under this Section 2 to which the Executive becomes entitled under this Agreement, or as a result of the Company's contesting the validity, enforceability, or interpretation of this Agreement, or as a result of any conflict (including conflicts related to the calculation of parachute payments) between the parties pertaining to this Agreement.

SECTION 3. INDEMNIFICATION

The Company hereby covenants and agrees to indemnify and hold harmless the Executive fully, completely, and absolutely against and in respect to any and all actions, suits, proceedings, claims, demands, judgments, costs, expenses (including attorney's fees), losses, and damages resulting from the Executive's good faith performance of his duties and obligations under the terms of this Agreement.

SECTION 4. OUTPLACEMENT ASSISTANCE

Following a termination of the Executive's employment as described in Sections 1 or 2 herein, the Executive shall be reimbursed by the Company for the costs of all outplacement services obtained by the Executive within the and two (2) year periods after the effective date of termination; provided, however, that the total reimbursement shall be limited to an amount equal to fifteen percent (15%) of the Executive's Base Salary as of the effective date of termination.

SECTION 5. ASSIGNMENT

5.1 Assignment by Company. This Agreement may and shall be assigned or transferred to, and shall be binding upon and shall inure to the benefit of, any successor of the Company, and any such successor shall be deemed substituted for all purposes of the "Company" under the terms of this Agreement. As used in this Agreement, the term "successor" shall mean any person, firm, corporation, or business entity which at any time, whether by merger, purchase, or otherwise, acquires all or essentially all of the assets of business of the Company.

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Notwithstanding such assignment, the Company shall remain, with such successor, jointly and severally liable for all its obligations hereunder.

Failure of the Company to obtain such agreement prior to the effectiveness of any such succession shall be a breach of this Agreement and shall immediately entitle the Executive to compensation from the Company in the same amount and on the same terms as the Executive would be entitled in the event of a termination by the Company, as provided in Section 2.1 herein.

Except as herein provided, this Agreement may not otherwise be assigned by the Company.

5.2 ASSIGNMENT BY EXECUTIVE. This Agreement shall inure to the benefit of and be enforceable by the Executive's personal or legal representatives, executors, and administrators, successors, heirs, distributees, devisees, and legatees. If the Executive should die while any amounts payable to the Executive hereunder remain outstanding, all such amounts, unless otherwise provided herein, shall be paid in accordance with the terms of this Agreement to the Executive's devisee, legatee, or other designee or, in the absence of such designee, to the Executive's estate.

SECTION 6. DISPUTE RESOLUTION AND NOTICE

6.1 ARBITRATION. Any dispute or controversy arising under or in connection with this Agreement shall be settled by arbitration, conducted before a panel of three (3) arbitrators sitting in a location selected by the Executive within fifty (50) miles from the location of his employment with the Company, in accordance with the rules of the American Arbitration Association then in effect.

Judgment may be entered on the award of the arbitrator in any court having proper jurisdiction. All expenses of such arbitration, including the fees and expenses of the counsel for the Executive, shall be borne by the Company.

6.2 NOTICE. Any notices, requests, demands, or other communications provided for by this Agreement shall be sufficient if in writing and if sent by registered or certified mail to the Executive at the last address he has filed in writing with the Company or, in the case of the Company, at its principal offices.

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SECTION 7. MISCELLANEOUS

7.1 ENTIRE AGREEMENT. This Agreement supersedes any prior agreements or understandings, oral or written, between the parties hereto or between the Executive and the Company, with respect to the subject matter hereof and constitutes the entire Agreement of the parties with respect thereto.

7.2 MODIFICATION. This Agreement shall not be varied, altered, modified, canceled, changed, or in any way amended except by mutual agreement of the parties in a written instrument executed by the parties hereto or their legal representatives.

7.3 SEVERABILITY. In the event that any provision or portion of this Agreement shall be determined to be invalid or unenforceable for any reason, the remaining provisions of this Agreement shall be unaffected thereby and shall remain in full force and effect.

7.4 COUNTERPARTS. This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original, but all of which together will constitute one and the same Agreement.

7.5 TAX WITHHOLDING. The Company may withhold from any benefits payable under this Agreement all federal, state, city, or other taxes as may be required pursuant to any law or govern-mental regulation or ruling.

7.6 BENEFICIARIES. The Executive may designate one or more persons or entities as the primary and/or contingent beneficiaries of any amounts to be received under this Agreement. Such designation must be in the form of a signed writing acceptable to the Board or the Board's designee. The Executive may make or change such designation at any time.

SECTION 8. GOVERNING LAW
To the extent not preempted by federal law, the provisions of this Agreement shall be construed and enforced in accordance with the laws of the state of Rhode Island.



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  IN WITNESS WHEREOF, the Executive and the Company (pursuant to a resolution adopted at a duly constituted meeting of its Board of Directors) have executed this Agreement, as of the day and year first above written.

                                       Executive:



                                       ______________________________
ATTEST                                 Providence Energy Corporation


By:______________________              By:___________________________
   Corporate Secretary                    Chairman, President and CEO



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